Exhibit 99.1

Five Prime Therapeutics Reports First Quarter 2020 Results

•	FIGHT trial converted to a randomized Phase 2 study with data in late 2020 or early 2021

•	New leadership, financial strength and discipline equip the company to progress toward important near-term data milestones

•	Transition to a remote-work environment in response to coronavirus pandemic results in minimal impact to operations and clinical programs

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—May 7, 2020— Five Prime Therapeutics, Inc. (NASDAQ: FPRX), a clinical-stage biotechnology company focused on developing immune modulators and precision therapies for solid tumor cancers, today announced results for the first quarter of 2020 in addition to providing an update on the company’s recent activities.

“Five Prime is in a solid position with near-term data readouts for our two lead programs and a strong cash runway, which is a result of our financial discipline,” said Tom Civik, Chief Executive Officer of Five Prime Therapeutics. “I am immensely proud of our employees who continue to show resolve and agility during this challenging time of the coronavirus pandemic. The team has kept our clinical trials on track bringing us closer to potentially having a significant impact on some of the most devastating cancers.”

First Quarter 2020 Milestones

Clinical Pipeline:

Bemarituzumab (anti-FGFR2b) is a first-in-class isoform-selective antibody with enhanced antibody-dependent cell-mediated cytotoxicity (ADCC) being studied in the FIGHT trial as a targeted cancer therapy for tumors that overexpress FGFR2b.

•	The FIGHT trial is being converted from a Phase 3 to a randomized, double-blind, Phase 2 trial based on the approximately 150 patients enrolled.

•	The Phase 2 FIGHT study is expected to have a sufficient number of PFS and OS events to generate clinically meaningful and actionable data by the end of the year or early 2021.

•

Converting to a Phase 2 trial is the fastest path to generating informative data about bemarituzumab: the first agent to target FGFR2b overexpressing gastric and gastroesophageal junction cancer (GEJ).

FPT155 (CD80-Fc) is a first-in-class CD80-Fc fusion protein that directly engages CD28 and binds to CTLA-4, promoting T cell activation in the tumor microenvironment.

•	In the ongoing Phase 1 dose escalation study, a dose-dependent expansion of memory T-cells has been identified, consistent with the mechanism of action of FPT155 observed in preclinical studies.

•	In parallel with continued dose escalation, patients with warm/hot tumor types are being enrolled with the aim to generate early clinical evidence of FPT155 single-agent activity by the end of 2020.

•

An arm has been added in the ongoing trial to test the combination of escalating doses of FPT155 and pembrolizumab in patients with PD-1 treated non-small cell lung cancer. Five Prime expects to begin enrolling patients in this cohort in the third quarter of 2020.

FPA150 (anti-B7-H4) is a first-in-class antibody being studied as a treatment for patients with B7-H4 overexpressing tumors in a Phase 1a/1b clinical trial. Five Prime is in the process of completing the Phase 1a/1b study. The company does not currently plan to independently advance the clinical development of FPA150 as either a monotherapy or in combination with pembrolizumab.

BMS-986258 (anti-TIM-3) is a fully-human monoclonal antibody targeting TIM-3 (T cell immunoglobulin and mucin domain-3), the first clinical candidate from the discovery collaboration between Five Prime and Bristol-Myers Squibb (BMS) that includes targets in three immune checkpoint pathways. In light of the coronavirus pandemic, Five Prime is withdrawing its guidance that this trial may advance from Phase 1 to Phase 2 in 2020.

2020 Corporate Highlights

•

In April 2020, Five Prime announced the appointment of Thomas Civik as President and Chief Executive Officer and a member of the Board of Directors of the company. Mr. Civik joins Five Prime from Foundation Medicine, where he served as Chief Commercial Officer. Prior to that, Mr. Civik most recently served as Vice President and Oncology Franchise Head at Genentech.

•

In February 2020, the company announced a global license agreement with Seattle Genetics, Inc. to develop and commercialize novel ADC therapies using monoclonal antibodies, developed by Five Prime, that are directed to a single target. Under the terms of the agreement, the company received a $5 million upfront payment and is eligible to receive progress-dependent development and regulatory milestone payments as well as cumulative commercial milestone payments. Cumulative milestone payments may reach up to $525 million for the first two ADC product candidates.

Summary of First Quarter 2020 Financial Results and Cash Guidance:

Cash Position: Cash, cash equivalents and marketable securities totaled $142.7 million as of March 31, 2020, compared to $157.9 million as of December 31, 2019. The decrease in cash, cash equivalents and marketable securities was primarily attributed to quarterly operating expenses that exceeded quarterly revenues.

Revenue: Collaboration and license revenue for the first quarter of 2020 increased by $3.1 million, or 58%, to $8.4 million from $5.3 million for the first quarter of 2019. The increase was primarily related to license revenues earned from the Seattle Genetics license agreement, signed in February 2020, and revenue from the collaboration with Zai Lab. These increases were partially offset by the completion of the immuno-oncology research collaboration with BMS and progress pursuant to the company’s performance obligation under the original cabiralizumab collaboration with BMS.

R&D Expenses: Research and development expenses for the first quarter of 2020 decreased by $13.2 million, or 42%, to $18.6 million from $31.8 million for first quarter of 2019. The decrease was primarily related to lower compensation costs resulting from the October 2019 restructuring, lower clinical services and specialty lab services related to clinical studies of cabiriluzumab and FPA150, reduced companion diagnostics expenses directed toward the bemarituzumab development program and a decrease in miscellaneous research and development expenses. These decreases were partially offset by increased clinical trial expenses primarily related to bemarituzumab.

G&A Expenses: General and administrative expenses for both the first quarter of 2020 and the first quarter of 2019 were $10.5 million.

Net Loss: Net loss for the first quarter of 2020 was $20.1 million, or $0.57 per basic and diluted share, compared to a net loss of $35.4 million, or $1.02 per basic and diluted share, for the first quarter of 2019.

Shares Outstanding: Total shares outstanding were 35,324,056 as of March 31, 2020.

Cash Guidance: Five Prime expects full-year 2020 net cash used in operating activities to be between $77 and $82 million and affirms previously issued guidance to end 2020 with cash, cash equivalents and marketable securities between $77 and $82 million.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 4:30 p.m. (ET) / 1:30 p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (253) 237-1188 (domestic) or (877) 878-2269 (international) and refer to conference ID 5376706. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com. An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime Therapeutics

Five Prime Therapeutics, Inc. discovers and develops innovative protein therapeutics to improve the lives of patients with serious diseases. Five Prime’s product candidates have innovative mechanisms of action and address patient populations in need of better therapies. The company focuses on researching and developing immuno-oncology and targeted cancer therapies paired with companion diagnostics to identify patients who are most likely to benefit from treatment with Five Prime’s product candidates. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Forward-looking statements contained in this press release include statements regarding (i) the timing of progress and scope of clinical trials for Five Prime’s product candidates, including the timing of the planned futility analysis for the FIGHT trial; (ii) the potential use of Five Prime’s product candidates, including in combination with other products, to treat certain patients; (iii) the extent of protein overexpression in certain patient populations; (iv) the timing of the presentation of data for Five Prime’s product candidates; (v) Five Prime’s potential receipt of upfront and milestone payments and royalties under the license agreement with Seattle Genetics; (vi) Five Prime’s estimated full-year 2020 net cash used in operating activities; and (vii) Five Prime’s estimated cash, cash equivalents and marketable securities at the end of 2020. Actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during research, preclinical or clinical studies, changes in expected or existing competition, changes in the regulatory, pricing or reimbursement environment, and unexpected litigation or other disputes. In addition, while the company expects the COVID-19 pandemic to adversely affect its business operations and financial results, the extent of the impact on the company’s ability to advance its manufacturing, clinical development and regulatory efforts and business and corporate development and other objectives and the value of and market for its common stock, will depend on future developments that are highly uncertain and the company cannot predict with confidence the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat COVID-19. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Source: Five Prime Therapeutics, Inc.

Five Prime Therapeutics, Inc.

Selected Balance Sheets Data

(in thousands)

	March 31,	December 31,
	2020	2019
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$142,671	$157,923
Total assets	202,971	224,142
Total current liabilities (excluding deferred revenue)	19,091	21,728
Deferred revenue (in total, including short term portion)	4,929	6,409
Total stockholders’ equity	134,543	150,473

Five Prime Therapeutics, Inc

Condensed Statement of Operations

(in thousands, except per share data)

	For The Three Months Ended March 31
	2020	2019
Revenue from contracts with customers	$5,000	$—
Collaboration revenue	3,414	5,347

Total revenues	8,414	5,347

Operating expenses:
Research and development	18,556	31,753
General and administrative	10,491	10,510

Total operating expenses	29,047	42,263

Loss from operations	(20,633)	(36,916)
Interest income and other loss, net	517	1,533
Other (lss)/gain), net	—	(2)

Loss before income tax	(20,116)	(35,385)
Income tax provision	—	—

Net loss	$(20,116)	$(35,385)

Basic and diluted net loss per common share	$(0.57)	$(1.02)

Weighted-average shares used to compute basic and diluted net loss per common share	35,263	34,794

Weighted average shares outstanding (whole number)	35,262,750

Source: Five Prime Therapeutics, Inc.

Media and Investor Contact

Martin Forrest

VP, Investor Relations & Corporate Communications

Five Prime Therapeutics, Inc.

415-365-5625

martin.forrest@fiveprime.com